EXHIBIT NO. 99.1

News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investors - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Making $8.5 Million Capital Investment

To Produce Large Diameter Stainless Steel Tubing

MIDDLETOWN, OH, December 21, 2005 – AK Steel (NYSE: AKS) said today that it will invest approximately $8.5 million at its wholly-owned subsidiary, AK Tube LLC, to produce large diameter stainless tubing that will assist heavy truck manufacturers in meeting new standards for diesel emissions. AK Steel said the capital investment would include a resistance-weld tube mill, and associated equipment, capable of producing large-diameter stainless tubing to meet these new requirements.

The new U.S. Environmental Protection Agency (U.S. EPA) standards, which will become effective January 1, 2007, are designed to lower particulate matter and hydrocarbon emissions from heavy duty diesel engines, the staple of the truck transportation in the United States. Due to the significantly higher exhaust temperatures that will result from the new emission designs, diesel engine manufacturers have specified large diameter stainless tubing for many of the exhaust system components. Historically, those components have been manufactured using bare and aluminum-coated carbon steel tubing.

“AK Tube and AK Steel are already leaders in vehicle exhaust component steel technology,” said James L. Wainscott, president and CEO of AK Steel. “This new capital investment further enhances our industry-leading technology by helping us meet new market requirements for heavy duty truck exhaust components.”

Construction of the new tubing mill will begin in the near future, with completion estimated by mid-2006.

AK Tube, with locations in Columbus, Indiana and Walbridge, Ohio, is a leading supplier of carbon and stainless steel electric resistance welded (ERW) tubing products for truck exhaust, hydroforming, air handling, outdoor furniture and automotive markets.

AK Steel, headquartered in Middletown, Ohio, produces flat-rolled carbon, stainless and electrical steels for the automotive, appliance, construction and manufacturing markets. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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